Exhibit 99.1

THIS DEED OF SETTLEMENT is made the 15th day of December 2014 between:

1.                                      China Cord Blood Corporation, a company incorporated in the Cayman Islands with limited liability (Company Registration No. CT-227732) and whose shares are listed on the NYSE (hereinafter referred to as “the Settlor”) of the one part; and

2.                                      Magnum Opus International (PTC) Limited, a company incorporated in the British Virgin Islands with its correspondence address at Suite B, 10/F Hong Kong Diamond Exchange Building, 8-10 Duddell Street, Central, Hong Kong (hereinafter called “the Trustee”) of the other part.

WHEREAS

A.                                    The Settlor being desirous of making such Settlement as is hereinafter contained has transferred or delivered to the Trustee and placed under its control the Initial Property. This Settlement is established to facilitate the Company’s RSU Scheme (as defined below) to recognize and reward, through awards of Restricted Share Units (RSUs) which may eventually vest as shares in the Company, the contribution of the executives and employees of the Company and its subsidiaries (hereinafter referred to collectively as “the Group”) to the growth and development of the Group, thereby offering long-term incentives for their continued performance.

B.                                    The Trustee is desirous and willing to hold such property and any accretions thereto upon such trusts as are hereinafter set forth.

C.                                    This Trust shall be called and known as THE MAGNUM OPUS INTERNATIONAL TRUST (hereinafter referred to as “the Settlement”).

NOW THIS DEED WITNESSETH AS FOLLOWS:

1.                                      INTERPRETATION

In this Deed (including the recitals) wherever the context permits:

(a)                                 the following words shall have the following meanings:

(i)              “Beneficiaries” means:

(a)         any or all of the persons as specified in Schedule Two hereto; and

(b)         any person as added to be a Beneficiary pursuant to Clause 5 hereof;

(ii)           “Committee” means such committee or such sub-committee or person(s) delegated with the power and authority by the Company to administer the RSU Scheme of the Company from time to time;

(iii)        “Company” or “CCBC” means China Cord Blood Corporation, a company incorporated in the Cayman Islands with limited liability (Company Registration No. CT-227732) and whose shares are listed on the NYSE;

(iv)       “Deed” means an instrument in writing;

(v)          “Engagement Letter” means the letter issued by SMP Partners Asia Limited to the Settlor on 14 August 2014 in respect of the fees, terms and conditions and fee schedules as amended from time to time regarding the Settlement;

(vi)       “Excluded Person” means:

(a)        any or all of the persons as specified in Schedule Three hereof; and

(b)        any person constituted an Excluded Person pursuant to Clause 6 hereof;

(vii)     “Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

(viii) “Infant” means any individual who has not attained the age of 18 years notwithstanding that such individual may be and in accordance with the law of his or her domicile is of full age and the expressions “minority” and “full age” shall be construed accordingly;

(ix) “Initial Property” means the property specified in Schedule One hereof;

(x) “NYSE” means the New York Stock Exchange;

(xi) “Person” means any individual or any body of persons corporate or unincorporate;

(xii) “Powers” means the powers contained in Clause 11;

(xiii) “Proper Law of this Settlement” means the law to which the rights of all parties and the construction and the effect of each and every provision of this Settlement shall be subject and by which such rights construction and effect shall be construed and regulated;

(xiv) “Residual Beneficiary” means the person specified in Schedule Five hereof;

(xv) “Rules” means the Rules of the RSU Scheme from time to time relating to the Company;

(xvi) “RSU Scheme” means the restricted share unit scheme of CCBC adopted by a shareholders’ resolution passed on 18 February 2011, and subsequently amended on 21 August, 2014;

(xvii) “Settlement” means the settlement created by this Deed;

(xviii) “Trustee” means Magnum Opus International (PTC) Limited or other the trustee or trustees for the time being of this Settlement;

(xix) “Trust Fund” means:

(a)        the property and/or monies specified in Schedule One hereto;

(b)        all monies investments or other property hereafter paid or transferred to and accepted by the Trustee as additions to the Trust Fund;

(c)         all accumulations of income;

(d)        the money investments and property from time to time representing the said money investments property and additions or any part or parts thereof and all accumulations of income; and

(xx) “Trust Period” means the 10-year period from the date hereof, or such other period as agreed in writing between the Settlor and the Trustee.

(b)                                 In the interpretation and construction of each and every provision hereof:

(i)             any adopted or legitimated person shall be treated as the child of his adoptive or legitimatised parents as the case may be and of no other person;

(ii)           references to the issue of any person shall include the children and remoter issue of such person through all degrees;

(iii)        words in the singular shall include the plural and words in the plural shall include the singular;

(iv)       words importing the masculine gender shall include the feminine and vice versa;

(v)         subject to any change in the Proper Law of this Settlement and as otherwise herein provided the words used herein shall bear the meaning ascribed to them under Hong Kong Law; and

(vi)      the headings and sub-headings to this Deed are inserted only for reference to the provisions hereof and shall not affect the construction of such provisions.

2.                                      PROPER LAW

(a)                                 This Settlement is established under the laws of Hong Kong and subject and without prejudice to any transfer of the administration of the trusts hereof, or any change in the Proper Law of this Settlement, or any change in the law of interpretation of this Settlement duly made according to the powers and provisions hereinafter declared, the Proper Law of this Settlement shall be the laws of Hong Kong, the courts of which shall be the forum for the administration thereof.

(b)                                 If at any future date in the opinion of the Trustee it is desirable for the protection of the Trust Fund and/or for the proper administration of the Trusts hereby created to appoint a new trustee outside Hong Kong and/or to remove the forum for the administration of the Settlement from Hong Kong for any reason whatsoever the Trustee may at any time thereafter by Deed resign as Trustee and/or be removed by such person having the requisite power to remove any Trustee resident in Hong Kong from the office of Trustee and may appoint any person or persons or corporation to be the new trustee in place of the Trustee who resigns and/or is removed.

(c)                                  In addition to the power conferred by sub-paragraph (b) hereof the Trustee shall have power simultaneously with or at any time after exercising the power under sub-paragraph (b) by deed to declare that the forum for the administration of the trusts hereby constituted by this Deed shall be some place outside Hong Kong and that the trusts hereof be administered in accordance with the law of that place or of any other place specified in such deed and the trusts hereby constituted shall be thereafter administered from the place and in accordance with the law so specified.

(d)                                 So often as any such declaration as aforesaid shall be made the Trustee may at any time thereafter by deed make such consequential alterations in the trusts powers and provisions of this Settlement as in its absolute discretion it considers necessary or desirable to secure that insofar as may be possible such trusts powers and provisions shall be as valid and effective under the laws of the country named in such declaration as they are under the laws of Hong Kong.

(e)                                  All disputes arising from this Settlement shall be subject to the exclusive jurisdiction of the courts of the place of the Proper Law at the time when the action is brought.

3.                                      DECLARATION OF TRUST OF ORIGINAL AND ADDITIONAL PROPERTY

The Trustee shall stand possessed of the Trust Fund upon with and subject to the trusts powers and provisions herein declared and contained of and concerning the same and the Trustee shall be at liberty at any time or times during the Trust Period to accept any money investments or property of whatsoever nature and wheresoever situate from any person or persons or by will or by the provisions of any other trust or otherwise to the intent that the same shall be held by or on behalf of the Trustee as an accretion to the Trust Fund and from and after the date of such acceptance the Trustee shall hold the same accordingly.

4.                                      FISCAL LIABILITIES CONSEQUENT ON BENEFITS CONFERRED ON BENEFICIARIES

(a)                                 If the Trustee shall in performance of these trusts resolve or determine to make any payment, whether in cash or in kind, to or for the benefit of a Beneficiary hereof or to confer any other benefit on a Beneficiary hereof, the making of which payment or the conferring of which benefit shall give rise to a liability to make a payment or otherwise to deduct any tax or duty and account therefore to the fiscal authorities of any jurisdiction, the Trustee may discharge such liability or make such payment or deduct and account for such tax or duty notwithstanding that in doing so it confers a benefit on a person who is not a Beneficiary, provided that:

(i)             if the Trustee would not otherwise be legally obliged (to any person) to discharge any such liability (whether or not such liability could in fact be enforced against them), it shall not thereby confer a benefit on any Excluded Person unless the Trustee considers that to do so is necessary or desirable for the protection of any one or more of themselves or of any Beneficiary and in such case it shall, so far as practicable, pursue such remedies by way of indemnity or contribution as it may have against such Excluded Person; and

(ii)          unless the Trustee otherwise expressly resolves or determines, it shall deduct out of the amount of any payment otherwise due to the Beneficiary the amount required to discharge any such liability.

5.                                      POWER TO ADD TO THE CLASS OF BENEFICIARIES

(a)                                 The Trustee upon instruction from the Company or the Committee may by declaration in writing made at any time or times during the Trust Period add to the class of Beneficiaries such one or more persons or classes of person (not being a Beneficiary as defined in clause 1 (a)(i) (a) hereof or an Excluded Person) and no Beneficiary may prevent the nomination of a new Beneficiary under this Settlement.

(b)                                 Any such addition shall be made by declaration in writing signed by the Trustee and:

(i)             naming or describing the person persons or class of person to be added; and

(ii)          specifying the date or the occurrence of an event (not being earlier than the date of the declaration but during the Trust Period) upon which the addition shall take effect.

6.                                      POWER OF EXCLUSION

(a)                                 The Trustee upon instruction from the Company or the Committee may by declaration in writing made at any time or times during the Trust Period declare that any person or persons or person being a member of a class named or specified (whether or not ascertained) in Schedule Two hereof who are would or might but for this Clause be or become a Beneficiary or Beneficiaries or be otherwise able to benefit hereunder as the case may be:

(i)                 shall be wholly or partially excluded from future benefit hereunder; or

(ii)              shall cease to be a Beneficiary or Beneficiaries; or

(iii)           shall be an Excluded Person or Persons;

and any such declaration may be revocable or irrevocable during the Trust Period and shall have effect from the date specified in such declaration provided that this power shall not be capable of being exercised so as to derogate from any interest to which any Beneficiary has previously become indefeasibly entitled whether in possession or in reversion or otherwise.

(b)                                 Any person of full age to whom or for whose benefit any capital or income of the Trust Fund may be liable whether directly or indirectly to be appointed transferred or applied in any manner whatsoever by or in consequence of all exercise of any trust power or discretion vested in the Trustee or in any other person may by declaration in writing received by the Trustee during the Trust Period either revocably (but revocable during the Trust Period only) or irrevocably:

(i)             disclaim his interest as an object of such trust power or discretion either wholly or with respect to any specified part or share of such capital or income; or

(ii)          cease to be a Beneficiary; or

(iii)       declare that he shall be an Excluded Person;

and such declaration shall have effect from the date specified in such declaration provided that where such declaration is made in respect of the whole it shall be irrevocable and where it is made in respect of part only of the declarant’s interest and is expressed to be revocable it may be revoked in the manner and under the circumstances referred to in such declaration.

7.                                      POWERS OF APPOINTMENT

The Trustee shall hold the capital and income of the Trust Fund upon such trust in favour or for the benefit of all or such one or more Beneficiaries subject to the Rules and in accordance with instructions provided by the Company or the Committee by any deed or deeds revocable during the Trust Period or irrevocable and executed during the Trust Period as the Trustee shall appoint. Provided that no exercise of the power of appointment in this clause 7 shall invalidate any prior appointment payment or application of all or any part or parts of the capital or income of the Trust Fund if it is or has been made under any other power or powers conferred by this Settlement or by law. Any instructions provided by the Company or the Committee to the Trustee must allow for a reasonable period of time (which in any event must be no less than ten (10) working days) for the Trustee to carry out such instructions.

8.                                      TRUST IN DEFAULT OF APPOINTMENT

Until and subject to and in default of any appointment under Clause 7:

(a)                                 the Trustee shall pay or apply the income of the Trust Fund to or for the benefit of all or such one or more of the Beneficiaries (or the Residual Beneficiary in the event of there being no Beneficiary eligible or capable or entitled hereunder) exclusive of the other or others of them as shall for the time being be in existence and in such shares if more than one and in such manner according to the Rules and instructions provided by the Company or the Committee. Any instructions provided by the Company or the Committee to the Trustee must allow for a reasonable period of time (which in any event must be no less than ten (10) working days) for the Trustee to carry out such instructions.

(b)                                 notwithstanding the provisions of sub clause (a) the Trustee may at any time or times during the Trust Period instead of applying all or any part or parts of the income accumulate the same in the way of compound interest by investing or otherwise applying it and its resulting income from time to time in any applications of investments authorised by this Settlement or by law and subject to sub clause (c) shall hold such accumulations as an accretion to capital.

(c)                                  the Trustee may at any time or times during the Trust Period apply the whole or any part or parts of the income accumulated under sub clause (b) as if it were income arising in the then current year.

(d)                                 Notwithstanding the trusts powers and provisions declared and contained in this clause the Trustee may:

(i)             at any time or times during the Trust Period pay, or apply the whole or any part or parts of the capital of the Trust Fund to or for the benefit of all or such one or more of the Beneficiaries exclusive of the other or others of them in such manner according to the Rules and instructions provided by the Company or the Committee. Any instructions provided by the Company or the Committee to the Trustee must allow for a reasonable period of time (which in any event must be no less than ten (10) working days) for the Trustee to carry out such instructions.

(ii)          (subject to the application (if any) of the rule against perpetuities) pay or transfer any income or capital of the Trust Fund to the trustees of any other trust wherever established or existing under which all or any one or more of the Beneficiaries is or are interested (whether not all or such one of the Beneficiaries is or are the only objects of persons interested or capable of benefiting under such other trust) according to the Rules and instructions provided by the Company or the Committee. Any instructions provided by the Company or the Committee to the Trustee must allow for a reasonable period of time (which in any event must be no less than ten (10) working days) for the Trustee to carry out such instructions.

9.                                      ULTIMATE DEFAULT TRUSTS

Subject as above and if and so far as not wholly disposed of for any reason whatever by the above provisions the capital and income of the Trust Fund shall be held in trust for the Residual Beneficiary (provided that, immediately prior to the holding of the capital and income of the Trust Fund in trust for the Residual Beneficiary, all shares or securities of the Company which constitute the capital or income of the Trust Fund shall be sold on the NYSE at the prevailing market price, and the proceeds therefrom shall form the capital and income of the Trust Fund), as specified in Schedule Five hereto, provided that in the event of there not being a Residual Beneficiary entitled hereunder, for such objects as ascertained according to the Rules and instructions provided by the Company or the Committee.

10.                               POWER TO IGNORE INTERESTS

The Trustee in exercising any of the powers hereby conferred in favour of any particular person is hereby expressly authorised to ignore entirely the interests of any other person interested or who may become interested under this Deed and in particular (but without prejudice to the generality of the foregoing) no appointment or advancement made in exercise of any power hereinbefore contained shall be invalid on the grounds that:

(a)                                 an insubstantial illusory or nominal share is appointed to any one or more objects of such power or left unappointed; or

(b)                                 any object of such power is thereby altogether excluded;

but every such appointment or advancement shall be valid notwithstanding that any one or more objects of the power is or are not thereby or in default of appointment to take any share in the Trust Fund.

11.                               ADDITIONAL POWERS OF THE TRUSTEE

The Trustee shall in addition and without prejudice to all statutory powers have the powers discretions, rights and immunities set out in the remainder of this clause provided that the Trustee shall not exercise any such powers so as to conflict with the beneficial provisions of this Settlement.

GENERAL POWERS

11.1                        Subject always to any restrictions expressly contained in this Settlement the Trustee shall have all powers of investment management sale exchange partition hypothecation mortgage pledge assignment leasing insurance protection improvement equipment dealing and disposition (and all other powers) of an absolute beneficial owner of the Trust Fund and their powers shall not be restricted by any principle of construction (or rule or requirements of the Proper Law save to the extent that such is obligatory) but shall operate according to the widest generality of which the foregoing words are capable not withstanding that certain powers are hereinafter more particularly set out.

POWERS OF INVESTMENT

11.2                        The Trustee shall, subject to the Rules and in accordance with instructions provided by the Company or the Committee, have the:

(a)                                 power to invest any monies requiring investment in or upon any such investments of whatsoever nature and wheresoever situate whether producing income or not (including policies of life assurance on the lives of one or more of the Beneficiaries and/or the Settlor) as the Trustee may think fit:

(b)                                 power to change or vary any investments for the time being forming part of the Trust Fund.

POWER AS TO DEPOSITS

11.3                        Any monies for the time being subject to the trusts hereof may at the discretion of the Trustee pending the application investment or other disposal thereof be placed in any account with any bank society or firm in any part of the world and any securities or the documents of or evidencing title to all property for the time being subject to the trusts hereof may at the like discretion be deposited with any company or firm (whether or not being a bank) in any part of the world and the Trustee shall not be responsible for any consequential loss and may pay out of the income or capital of the Trust Fund any charges or other expenses incurred on or in connection with any such account or deposit.

POWER TO DEAL WITH INSURANCE POLICIES

11.4                        The Trustee shall in addition and without prejudice to all statutory and other powers conferred have the following powers in relation to any insurance policy (“the policy”) from time to time comprised in the Trust Fund:

(a)                                 to borrow on the security of the policy for any purpose;

(b)                                 to convert the policy into a fully paid-up policy for a reduced sum assured free from payment of future premiums;

(c)                                  to surrender the policy wholly or in part or any bonus attaching to the policy for the relevant cash surrender value;

(d)                                 to sell the policy or any substituted policy on such terms as the Trustee shall in its absolute discretion think fit;

(e)                                  to exercise any of the powers conferred by the policy or with the consent of the insurer to alter the amount or occasion of the payment of the sum assured or to increase or decrease the amount of the premiums (if any) payable under the policy, or to alter the period during which the premiums are payable and to do any of these things notwithstanding that the sum assured may be reduced subject always to production of any required evidence of insurability to the insurer.

POWER TO EMPLOY INVESTMENT ADVISORS

11.5                        Without prejudice to the generality of the preceding power the Trustee may from time to time and at any time employ on such terms and with such payment as the Trustee may think fit any person firm or company in any part of the world as an investment adviser for the purpose of advising the Trustee as to the investment policy to be followed in the administration of the Trust Fund and if and so far as the Trustee follows the advice proffered by such investment adviser it shall not be responsible for the success or failure of the investment policy so pursued and in determining the payment to be made to such investment adviser the Trustee may if it thinks fit authorise such investment adviser to retain for its own use and benefit any commissions or shares of commissions customarily or by usage payable to such investment adviser in relation to any dealing or transaction with or concerning the Trust Fund or any part thereof.

POWER TO EMPLOY AGENTS

11.6                        The Trustee shall have power instead of acting personally to employ and pay at the expense of the income or capital of the Trust Fund any agent in any part of the world whether advocates solicitors attorneys accountants brokers financial intermediaries banks trust companies or other agents without being responsible for the default of any agent if employed in good faith to transact any business or do any act required to be transacted or done in the execution of the trusts hereof including the receipt and payment of monies and the execution of documents.

NOMINEES AND CUSTODIANS

11.7                        The Trustee may permit any monies bonds share certificates or other securities for money or documents of title to property real or personal for the time being subject to the trusts hereof to be and remain deposited with the Trustee or with any person in any part of the world and permit any investment securities or other real or personal property which or any share or interest wherein shall be for the time being subject to the trusts hereof to be and remain invested in the name of such nominee in any part of the world instead of in the name of the Trustee with power to delegate to such person such of the trusts powers and discretions hereby or by law vested in the Trustee with reference to the property so deposited or invested in the name of such nominee as the Trustee may consider expedient so that no persons with whom such property is deposited or in whose names such property is vested shall (unless a trustee hereof) be concerned with the trusts hereof or be responsible for any loss caused or breach of trust occasioned by any dealing with the same or any payment of the income thereof made at the direction of the Trustee whether or not having notice of the trust and further so that the Trustee shall not be liable or responsible for any loss whatsoever resulting either directly or indirectly from the exercise of this power unless such loss be caused by the Trustee’s own fraud, bad faith, wilful misconduct or gross negligence.

POWER TO TAKE COUNSEL’S OPINION OR OBTAIN SPECIALIST ADVICE ON ANY MATTER

11.8                        The Trustee shall have power at the Settlement’s expense to take the opinion of legal counsel or other specialist advisor locally or whenever necessary or appropriate elsewhere concerning any difference arising under this Settlement or any matter relating to this Settlement or to its duties in connection with the trusts hereof and in all such matters to act in accordance with the opinion of the counsel or other specialist adviser subject to any conflict with the Proper Law of this Settlement.

POWER TO PAY TAXES AND COSTS INCIDENT TO THE CREATION OF THE SETTLEMENT

11.9                        The Trustee shall have power to pay out of the Trust Fund or out of the income thereof:

(a)                                 any gift tax transfer duty or other fiscal liability which is or may be claimed in any part of the world from the Trustee (either solely or jointly with any other person) consequent upon the creation of this Settlement notwithstanding that the same shall not be legally recoverable from the Trustee or that the payment shall not be to the advantage of any Beneficiary or other person entitled hereunder; and

(b)                                 any expenses of whatever nature incidental to the creation of this Settlement.

POWER TO PAY DUTIES AND TAXES

11.10                 In the event of any taxation of any kind including but not limited to any probate, succession, estate duty, capital transfer taxes, capital gains tax, wealth tax, income tax, stamp duties or other duties fees or taxes whatsoever becoming payable in Hong Kong or elsewhere in respect of the Trust Fund or any part thereof anywhere in the world in any circumstances whatsoever the Trustee shall have power to pay all such duties fees or taxes out of the Trust Fund or the income thereof and shall have entire discretion as to the time and manner in which such duties fees or taxes shall be paid and the Trustee may pay such duties fees or taxes notwithstanding that the same shall not be recoverable from the Trustee or any Beneficiary or other persons entitled hereunder or that the payment shall not be to the advantage of any Beneficiary or other person entitled hereunder.

POWER TO APPORTION BETWEEN INCOME AND CAPITAL

11.11                 The Trustee shall have power to treat as income or as capital any dividends, stock dividends, rights, interests, rents issued and profits derived from any property at any time constituting the whole or any part of the Trust Fund and generally to determine what part of the receipts of this Settlement shall be income and what shall be capital whether or not such property is wasting hazardous or unproductive or was purchased at a premium or discount and notwithstanding that at the time when such dividends, stock dividends, rights, interest, rents or profits were earned accrued declared or paid to make such reserves out of income or capital as the Trustee shall deem proper for the expenses taxes and other liabilities of this Settlement and to pay from income or from capital or to apportion between income and capital any expenses of making or changing investments and of selling exchanging or leasing including brokers’ commissions and charges and generally to determine what part of the expenses of this Settlement shall be charged to capital and what part to income and to determine as between separate funds and separate parts or shares the allocation of income gains profits losses and distributions. Any decisions of the Trustee under this power whether made in writing or implied from its act shall so far as the law may permit be conclusive and binding on the Beneficiaries and all persons actually or prospectively interested under this Settlement.

POWER TO APPROPRIATE

11.12                 The Trustee shall have power to appropriate the Trust Fund or any part thereof in such manner and in accordance with such valuation as it may in its absolute discretion think fit and without the consent of any Beneficiary hereunder being required for any such appropriation.

POWERS AS TO LAND

11.13                 In relation to any real or immovable property for the time being comprised in the Trust Fund the Trustee shall have all the powers of an absolute beneficial owner to grant accept and enter into leases tenancies mortgages casements covenants options and other rights and to maintain repair insure and develop any such properly and generally the powers of disposition and management of an absolute beneficial owner and in particular but without prejudice to the generality of the foregoing:

(a)                                 the Trustee shall not be bound to see nor be liable or accountable for omitting or neglecting to see to the repair or insurance of any buildings on such land or to the payment of any outgoings in respect thereof but may repair and insure any such buildings in such manner and to such extent as it shall think fit and pay out of the capital or income of the Trust Fund the costs of all such repairs and of effecting and keeping up any such insurance and any such outgoings as aforesaid in priority to any other trusts affecting the same capital or income;

(b)                                 the Trustee may from time to time expend capital money comprised in the Trust Fund in erecting demolishing and rebuilding and making alterations and improvements to any buildings on any land or any part thereof to such extent and in such manner as it shall think fit and any certificate in writing of any architect or surveyor employed by the Trustee to the effect that any work specified in such certificate is or includes the erection demolition rebuilding alteration or improvement of or to any such building shall be conclusive as between the Trustee and all persons interested hereunder that any capital money expended on such work was properly so expended in exercise of this power.

POWER TO INSURE TRUST PROPERTY

11.14                 The Trustee shall have power to insure against any loss or damage from any peril any property for the time being forming part of the Trust Fund for any amount and to pay the premiums payable in respect thereof out of the Trust Fund or the income thereof.

POWER TO INCORPORATE COMPANIES

11.15                 The Trustee may at any time or times at the expense of the income or capital of the Trust Fund arrange or join or concur in arranging for the incorporation or registration of any company or companies in any part of the world (whether or not with limited liability) for all or any of the following purposes (with or without other purposes) that is to say:

(a)                                 to purchase take or lease or otherwise acquire and to hold or employ in any business or otherwise turn to account or dispose of all or any of the property for the time being subject to the trusts hereof or any rights of any kind over the same either with or without any other assets and so that the Trustee may accept from any such company such consideration for any such purchase lease or other acquisition as the Trustee shall in its discretion think fit (whether in the form of cash stocks shares or securities of the same or any other company or companies rents options or in any other form whatsoever);

(b)                                 to manage cultivate or otherwise administer all or any of the property for the time being subject to the trusts hereof either with or without any other assets so that the Trustee may pay or allow to any such company such fees share of profits or other remuneration for such management cultivation or other work of administration or for acting as such nominee agent or attorney as it may in its discretion think fit and may permit any such company to act as nominee agent or attorney (whether sole or joint) for any other person or persons approved of by the Trustee;

(c)                                  to be one of the trustees or sole trustee hereof or of any appointment or appointments made hereunder with respect to any part or parts of the Trust Fund held on trusts distinct from those relating to any other part or parts and so that the Trustee may permit any such company to be one of the trustees or sole trustee of any other trust or trusts approved of by the Trustee.

TRUSTEE NOT OBLIGED TO INTERFERE IN BUSINESS OF COMPANY IN WHICH TRUST INTERESTED

11.16                 The Trustee shall not be bound or required to interfere in the management or conduct of the business of any company wherever resident or incorporated in which the Settlement shall be interested although holding the whole or a majority of the shares carrying the control of the company but so long as the Trustee shall have no actual notice of any act of dishonesty or misappropriation of monies on the part of the directors having the management of such company the Trustee shall be at liberty to leave the conduct of its business (including the payment or non-payment of dividends) wholly to such directors without requiring to be supplied with any information concerning the company or its affairs beyond that to which every shareholder would be entitled and no Beneficiary hereunder shall be entitled to require the distribution of any dividend by any company wherever incorporated or resident in which the Settlement may be interested or require the Trustee to exercise any powers it may have of compelling any such distribution.

BENEFICIARIES NOT TO COMPEL SALE OF TRUST PROPERTY

11.17                 No Beneficiary hereunder shall be entitled to compel the sale or other realisation of any property whether or not producing income or the investment of any part of the Trust Fund in property producing income.

POWER TO EFFECT COMPROMISES

11.18                 The Trustee shall have power to:

(a)                                 accept any property whether movable or immovable before the time at which it is transferable or payable;

(b)                                 pay or allow any debt or claim on any evidence which it may think sufficient;

(c)                                  accept any composition or any security movable or immovable for any debt or any property due to or claimed by the Trustee;

(d)                                 allow any time for payment of any debt;

(e)                                  compromise compound abandon submit to arbitration or otherwise settle any debt account claim or thing relating to the Trust Fund without being liable for any loss to the Trust Fund thereby occurring.

POWER TO TRANSFER TO ANOTHER SETTLEMENT

11.19                 Notwithstanding anything hereinbefore contained the Trustee shall have power at any time or times before the end of the Trust Period if it thinks fit to pay or transfer the whole or any part of the Trust Fund to the trustee of any other irrevocable trust where under all or any of the Beneficiaries (and no other person) are Beneficiaries to be held by such trustee or trustees as an addition to the property comprised in such trust whether or not such trustee or trustees be domiciled or resident in Hong Kong or whether or not such trusts be governed by the laws of Hong Kong.

TRANSACTIONS WITH OTHER TRUSTS

11.20                 The Trustee may in the execution of any of the trusts hereof or in exercise of any of the powers hereby or by law given to it sell property or lend money to or buy property or borrow money from or carry out any other transaction with the trustees of any other trust or the executors or administrators of any estate (not being a trust or estate under which any Excluded Person shall have any beneficial or prospective interest whatsoever) notwithstanding that the Trustee is the same persons or person as the trustee executor or administrator or any of them and where the Trustee is the same persons as that trustee executor or administrator the transaction shall be binding on all persons then or thereafter interested hereunder though effected and evidenced only by an entry in the accounts of the Settlement.

TRUSTEE MAY ACT NOTWITHSTANDING PERSONAL INTEREST

11.21                 Subject as herein otherwise expressly provided the Trustee may exercise or join or concur in exercising any or all of the powers and discretions hereby or by law given to the Trustee notwithstanding that it may have a personal interest in the mode or result of exercising any such power or discretion but may abstain from acting except as a merely formal party in any matter in which it may be personally interested as aforesaid or may allow a co-trustee (if any) to act alone in the exercise of the powers and discretions aforesaid in relation to such matter.

CONTRACTS WITH THE TRUSTEE

11.22                 The Trustee may contract as vendor or purchaser or otherwise in a matter in which it is personally interested provided that there is at least one co-trustee who has no personal interest in such contract so that this provision is additional and without prejudice to the provisions of the last preceding power set out in sub clause 11.21 hereof.

TRANSACTIONS WITH CONNECTED PERSONS

11.23                 The Trustee may transact business on behalf of the Trust or any Beneficiary with any company in which the Trustee is financially interested or with any company holding shares or being otherwise financially interested in the Trustee or with any company which is directly or indirectly controlled by any corporation which also directly or indirectly controls the Trustee without being liable to account for any profit accruing to the Trustee or any other person as a result of such business.

POWER TO GIVE RECEIPTS

11.24                 The Trustee shall have power to give receipts for any money securities or other property or effects so that any receipt so given shall be a sufficient discharge to the person paying transferring or delivering the same and shall effectively exonerate him from seeing to the application thereof or being answerable for any loss or misapplication thereof.

POWER TO GIVE INDEMNITIES

11.25                 The Trustee shall have power to enter into any indemnity in favour of any former trustee or any other person in respect of any duty tax or fiscal imposition or other liability of any nature prospectively payable in respect of the Trust Fund or otherwise in connection with this Settlement and to charge or deposit the whole or any part of the Trust Fund as security for such indemnity in such manner in all respects as it shall think fit.

POWER TO HAVE ACCOUNTS AUDITED

11.26                 The Trustee shall have power from time to time and at such intervals as it shall in its sole discretion think fit to cause the accounts kept by it hereunder to be examined or audited by such person or persons as the Trustee shall designate and to pay the costs of such examinations or audit out of the capital or income of the Trust Fund.

POWER TO KEEP TRUST PROPERTY OUTSIDE THE JURISDICTION

11.27                 The Trustee shall have power to keep the whole or any part of the trust property within or outside the jurisdiction of the Proper Law of the Settlement.

TRUST DOCUMENTS TO BE CONFIDENTIAL

11.28                 Without prejudice to any right under the general law of the Trustee to refuse disclosure of any document it is hereby declared that the Trustee shall not (subject to the Order of any Court of competent jurisdiction) be bound to disclose to any person any of the following documents that is to say:

(a)                                 any document setting out or recording any deliberations of the Trustee as to the manner in which it should exercise any power or discretion conferred upon it by this Settlement or the reasons for any particular exercise of any such power or discretion; or

(b)                                 any other document relating to the exercise or proposed exercise of any such power or discretion (not being a deed or other writing which actually exercises or merely, records the exercise of any such power or discretion and not being legal advice obtained by the Trustee at the cost of the capital or income of the Trust Fund).

POWER TO RELEASE TRUST INFORMATION

11.29                 The Trustee may release such information regarding the Trust as may be necessary to the relevant authorities to comply with and in accordance with any applicable listing and compliance requirements to the Trust and the Trust Fund.

POWER TO VARY ADMINISTRATIVE PROVISIONS

11.30                 The Trustee shall have power at any time or times during the Trust Period by deed or deeds to revoke or vary any of the administrative provisions of this Settlement or to aid any further administrative provisions as the Trustee may consider expedient for the purpose of this Settlement and without prejudice to the generality of the above to ensure that at all times there shall be a Trustee of this Settlement and that the Trust Fund shall be fully and effectively vested in or under the control of such Trustee and the trusts of this Settlement shall be enforceable by the Beneficiaries provided always that the power conferred by this Clause shall only be exercisable if the Trustee shall be advised in writing by a lawyer qualified in the law of the jurisdiction which for the time being is the Proper Law of this Settlement that it would be expedient for the purposes of this Settlement that the administrative provisions be revoked varied or added to in the manner specified in such written advice and such power shall be exercisable to carry such advice into effect.

12.                               EXERCISE OF POWERS

(a)                                 The Trustee shall exercise the powers and discretions set out in clause 11 vested in it as it may think most expedient for the benefit of all or any of the persons actually or prospectively interested under this Settlement and may exercise (or refrain from exercising) any power of discretion for the benefit of any one or more of them without being obliged to consider the interests of the other or others.

(b)                                 Subject to the previous sub-clause every discretion vested in the Trustee shall be absolute and uncontrolled unless it is expressly provided to the contrary and every power vested in it shall be exercisable at its absolute and uncontrolled discretion and the Trustee shall have the same discretion in deciding whether or not to exercise any such power.

13.                               DELEGATION OF POWERS

The Trustee shall have power (notwithstanding any rule of law to the contrary) by deed or deeds revocable during the Trust Period or irrevocable to delegate to any person the execution or exercise of all or any trusts powers and discretions hereby or by law conferred on the Trustee.

14.                               RESTRICTION AND RELEASE OF POWERS

The Trustee shall have power at any time or times by deed revocable during the Trust Period or irrevocable to release or to any extent restrict the future exercise of any powers hereby or by law conferred on the Trustee notwithstanding the fiduciary nature of any such power.

15.                               RESTRICTION ON EXERCISE OF POWERS

Despite anything contained elsewhere in this Settlement no discretion or power conferred by this Deed on the Trustee or on any other person shall be exercisable after the expiration of the Trust Period or in such a way as to infringe any rule against perpetuities or excessive accumulations applicable hereto.

16.                               APPOINTMENT OF NEW OR ADDITIONAL TRUSTEE

(a)                                 If any Trustee hereof whether original additional or substituted shall die or being a corporation shall be dissolved or shall give notice of his or its desire to withdraw and be discharged from the trusts hereof under the provisions of sub-clause (b) of this clause or shall refuse or become unfit to act then the persons specified in Schedule Four hereto in order of priority may by deed appoint one or more other persons or corporations (whether or not resident in Hong Kong) but subject to the approval by the Settlor and any exclusions or provisions (if any) specified in Schedule Four to be a trustee or trustees hereof in place of the trustee or trustees so deceased dissolved desiring to withdraw or being discharged refusing or becoming unfit to act.

(b)                                 If any Trustee shall at any time desire to withdraw and be discharged from the trusts hereof he or it may (subject to any exclusions or provisions if any specified in the Schedule Four hereto) so do by giving 3 months’ prior notice in writing signed by himself or in the case of a corporate trustee by any of its officers to the person having for the time being power to appoint new or additional trustees hereof and upon expiry of 3 months upon the posting or personal delivery of such notice the Trustee so doing shall cease to be a trustee hereof to all intents and purposes except as to acts and deeds necessary for the proper vesting of the Trust Fund in the continuing or new trustee or trustees or otherwise as the case may require.

(c)                                  The person for the time being having the power to appoint new trustees hereof shall (subject always to the approval by the Settlor and any exclusions (if any) specified in Schedule Four hereto) have power to appoint one or more other persons or corporations (whether or not resident in Hong Kong) to be an additional trustee or trustees hereof.

(d)                                 Acts and deeds done or executed for the proper vesting of the Trust Fund in new or additional trustees shall be done and executed by the continuing or retiring Trustee at the expense of the income or capital of the Trust Fund provided that an outgoing Trustee who is liable as a trustee hereof or who may at the death of any person be liable as a Trustee or former trustee hereof for any taxes wherever they may be imposed and of whatsoever nature shall not be bound to transfer the Trust Fund unless reasonable security is provided for indemnifying such outgoing Trustee against such liability.

(e)                                  On every change in the trusteeship a memorandum shall be endorsed on or permanently annexed to this Settlement stating the names of the Trustee for the time being and shall be signed by or on behalf of the person so named and any person dealing with the Settlement shall be entitled to rely upon such memorandum (or the latest of such memoranda if more than one) as sufficient evidence that the Trustee named therein is the Trustee for the time being of this Settlement.

(f)                                   No successor Trustee shall be liable or responsible for the acts or defaults of any preceding Trustee. A successor Trustee may accept the account rendered and the property delivered by any outgoing Trustee and shall incur no liability to any person for so doing.

(g)                                  Immediately upon ceasing to act as Trustee herein the outgoing Trustee shall effect a transfer and delivery of all property comprising the Trust Fund to the successor Trustee. The receipt of the successor Trustee shall be conclusive evidence of the transfer of the Trust Fund.

(h)                                 Any person dealing with the Trustee may rely upon a copy of this document and any notice schedule or amendment endorsed or attached thereon or thereto when certified by the Trustee to the same extent as he might rely on the original.

17.                               REMOVAL OF TRUSTEE

(a)                                 The Settlor shall have power at any time and without assigning any reason therefore to remove the Trustee from the office of Trustee by giving 6 months’ prior notice in writing signed by the Settlor by himself or in the case of a corporate settlor by any of its officers to the Trustee and to appoint one or more persons to be the trustees or a trustee hereof in place of the Trustee so removed and upon expiry of 6 months upon the posting or personal delivery of such notice the Trustee or trustees so removed shall be entirely discharged from the trusts hereof except as to acts or deeds necessary for the proper vesting of the Trust Fund in the continuing or new trustees or trustee.

(b)                                 The removal of a Trustee shall not take effect unless and until there is at least one trustee to act as Trustee.

18                                  INDEMNITY TO RETIRING TRUSTEE

(a)                                 If a Trustee retires or is removed from the trusts hereof or becomes by reason of residence or place of incorporation incapable of acting as a trustee hereof such trustee shall be released from all claims demands actions proceedings and accounts of any kind on the part of person (whether in existence or not) actually or prospectively interested under this Settlement for or in respect of the Trust Fund or the income of the Trust Fund or the trusts of this Settlement or any act or thing done or omitted in execution or purported execution of such trusts other than and except only actions:

(i)             arising from any actual breach of trust arising directly from the Trustee’s own fraud, wilful misconduct or gross negligence; or

(ii)          to recover from a former Trustee trust property or the proceeds of trust property in the possession of such former Trustee or previously received by such former Trustee or any of its officers and converted to its use.

19.                               TRUSTEE’S LIABILITY AND PROTECTION

(a)                                 In the professed execution of the trusts and powers hereof no Trustee shall be liable for any loss to the Trust Fund arising in consequence of the failure depreciation or loss of any investments made in good faith or for any omission of any agent employed by the Trustee although the employment of such agent was not strictly necessary or expedient or by reason of any other act, omission or thing except in case of actual breach of trust arising directly from fraud, wilful misconduct or gross negligence on the part of the Trustee.

(b)                                 The Trustee shall have power to enter into any indemnity in favour of any former Trustee or any other person in respect of any tax or fiscal imposition or other liability of any nature prospectively payable in respect of the Trust Fund or otherwise in connection with this Settlement and to charge or deposit the whole or any part of the Trust Fund as security for such indemnity in such manner in all respects as it shall think fit, except for actual breach of trust arising directly from fraud, wilful misconduct or gross negligence on the part of the former Trustee.

(c)                                  No trustee shall be bound to take any proceedings against a co-trustee or former Trustee or its successor or the personal representative thereof for any breach or alleged breach of trust committed or suffered by such co-trustee or former Trustee.

(d)                                 The statutory duty of care provisions in Section 3A of the Trustee Ordinance (Cap 29) of Hong Kong shall not apply to this Settlement.

20.          TRUSTEE’S REMUNERATION

(a)                                 Any Trustee being a corporation (whether or not with limited liability) shall be entitled to its proper remuneration for its services in accordance with the terms of the Engagement Letter.

(b)                                 The Trustee shall have power to pay out of the Trust Fund all expenses of whatever nature and remuneration in accordance with the terms of the Engagement Letter.

(c)                                  Any Trustee for the time being hereof being an advocate solicitor accountant or other individual engaged in any profession or any such person associated with the Trustee or in the case of a corporate Trustee associated or beneficially interested in or in any way connected with such corporate Trustee shall be entitled to charge and be paid all usual professional or other charges for business done and time and services rendered by him or his firm and expenses incurred by him or his firm in the execution of the trusts and powers in the ordinary course of his profession or business or not and although not of a nature requiring the employment of an advocate accountant or other professional person and any such person shall be entitled to retain any commission which would or may become payable to the Trustee notwithstanding that such commission is payable as a direct or indirect result of any dealing with property which is or subject to the trusts hereof.

(e)                                  Neither the Trustee hereof nor any director or other officer of any corporation which is a Trustee hereof shall be liable to account for any reasonable remuneration or other profit received by the Trustee in consequence of acting as or being appointed to be a director or other officer or servant of any company even though the appointment was procured by an exercise by the Trustee or by the relevant person of voting rights attached to securities in the Trust Fund or by any abstention from exercising such voting rights.

(f)                                   Any Trustee or any associate of a Trustee hereof who carries on the business of banking may act as banker for this Settlement on the same terms as those made with an ordinary customer without being liable to account to the Trust Fund for any profits earned thereby except for interest payable on any sums placed with such Trustee or associate on an interest bearing account as an investment of any part of the Trust Fund.

21.          PROVISIONS AS TO EXCLUDED PERSONS

No Excluded Person shall be capable of taking any benefit of any kind by virtue or in consequence of this Settlement and in particular but without prejudice to the generality of the foregoing provisions of this Clause:

(a)                                 the Trust Fund and the income thereof shall be possessed and enjoyed to the entire exclusion of any such Excluded Person and of any benefit to him by contract or otherwise;

(b)                                 no part of the capital or income of the Trust Fund shall be paid or lent or applied for the benefit either directly or indirectly of any such Excluded Person in any manner or in any circumstances whatsoever; and

(c)                                  no power or discretion hereby or by any appointment made hereunder or by law conferred upon the Trustee shall be capable of being exercised in such manner that any such Excluded Person will or may become entitled either directly or indirectly to any benefit in any manner or in any circumstances whatsoever.

22.          EXPENSES

The Trustee shall have power to pay out of the Trust Fund all costs and expenses of whatever nature incidental to the creation management and/or administration of this Settlement.

23.          IRREVOCABLE

This Settlement shall be irrevocable.

24. EXECUTION IN COUNTERPARTS

This Deed of Settlement may be executed in any number of counterparts and by parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Deed of Settlement. Delivery of an executed counterpart of a signature page to this Deed of Settlement by telecopier shall be effective as delivery of a manually executed counterpart of this Deed of Settlement.

Schedule One
(Initial Property)

United States Dollars Forty Thousand (US$40,000.00).

Schedule Two

(the Beneficiaries)

Employees, directors and executives of the Group from time to time as determined by the Rules and notified by the Company or Committee to the Trustee.

Schedule Three

(Excluded Person)

Any person from time to time notified by the Company or Committee to the Trustee as not having or no longer having or ceasing to have for any reason an interest in the Trust Fund subject to the Rules.

Schedule Four

(Appointment of new Trustee)

1.    The Trustee for the time being hereof.

2.    The Settlor.

Notwithstanding any other provision of this Settlement or any statutory powers authorising the appointment of trustees, the following persons shall not be appointed as Trustee hereof:-

(i)   any of the Beneficiaries; and

(ii)  any member of the Excluded Class.

Schedule Five

(Residual Beneficiary)

The Settlor.

IN WITNESS whereof this Settlement has been executed as a Deed by the parties the day and year first before written.

EXECUTED as a Deed by		)
CHINA CORD BLOOD CORPORATION		)
as the Settlor		)
in the presence of:		)

)
Witness Name:	Chen Bing Chuen Albert	)
Address:	48/F, Bank of China Tower,	)
	1 Garden Road, Central,	)
	Hong Kong	)

EXECUTED as a Deed by
Magnum Opus International (PTC) Limited
as the Trustee
in the presence of: